Exhibit 99.1

Bats Reports Second Quarter Total Revenue Growth of 11%

Non-Transaction Revenue Drives Growth

KANSAS CITY – August 4, 2016 – Bats Global Markets, Inc. (Bats: BATS), a  leading global exchange operator and provider of market data and other financial markets services, today reported net income of $18 million and adjusted earnings† of $34 million for the second quarter ended June 30, 2016. While net income decreased from $20 million from a year ago due primarily to a pretax $18 million debt refinancing charge in the latest period, adjusted earnings† rose 38% from a year ago, partly driven by continued growth in non-transaction revenue.

Diluted earnings per share decreased to $0.19 during the second quarter of 2016 from $0.21 for the same period in 2015, but adjusted earnings†, which excludes tax-adjusted amortization and other costs, rose to $0.35 per diluted share from $0.26 per diluted share from a year ago.

“The second quarter marked another strong quarter for Bats as we continued to deliver strong organic net revenue† growth,” said CEO Chris Concannon. “This revenue growth was driven by a 14% increase in non-transaction revenue, record market share in our U.S. Options business, and increasing net capture rates. In addition, we continued to see success in our U.S. ETF Listing business as we welcomed 23 new listings and three transfers over the quarter to the Bats ETF Marketplace.”

Corporate Quarterly Highlights

•

Reported record U.S. Options market share (11.6%) and also remained strong in U.S. Equities (20.4%), European Equities (22.9%), and Global FX (11.6%). U.S. Options market share rose to 11.6% from 9.7% one year ago, while U.S. Equities was 20.4% vs 20.8% and European Equities market share was 22.9% vs 24.6%. Global FX market share reached 11.6% vs 11.0%. Bats also remained the largest stock exchange operator and trade reporting facility in Europe.

•

Continued growth in the exchange-traded fund (ETF) trading and listings business as Bats welcomed four new issuers to the Bats ETF Marketplace during the second quarter. Bats remained the #1 market for the trading of ETFs with combined market share of 24.7% during the quarter, and has held the top position since February 2014. Bats added 26 ETF listings, including three transfers, during the current period versus four ETF listings during the second quarter of 2015, increasing its total number of listings on its U.S. market to 95. In the twelve months ended June 30, 2016, Bats added 60 ETF listings.

•

Launched new real-time UK benchmark indices in Europe. In June, Bats launched 18 different UK indices covering large to small cap securities and twelve industry sectors. The indices were developed in consultation with investors and index users to offer a robust and trustworthy alternative to incumbent providers. The Bats Indices are published in real-time, have simplified index licensing arrangements, and are highly correlated with comparable benchmarks that investors use every day, thus are designed to accurately reflect market moves.

•

Completed debt refinancing transaction on June 30, 2016. Bats refinanced $650 million of term loans and a $100 million revolving credit facility. The refinancing is expected to give Bats the ability to take advantage of its stronger credit profile and favorable market conditions to lower interest expense by nearly $7 million in 2016 and $11 million in 2017. The refinancing resulted in a pretax charge of $18 million in the second quarter incurred as a result of the early extinguishment of previously outstanding debt.

•

Announced the planned launch of outright forwards for the FX market, which will further diversify Bats Hotspot’s product offering, as well as BAM price improvement auctions for the Bats Options business. Bats Hotspot will offer global trading of forwards contracts and plans to launch the new offering by the end of 2016. BAM is expected to launch in November on EDGX Options.

†Adjusted earnings, diluted adjusted earnings per share, organic net revenue, normalized EBITDA, and normalized EBITDA margin are non-GAAP financial measures. Please see the reconciliations of these non-GAAP financial measures at the end of this release.

Second Quarter 2016 Results

Net revenue, which represents revenue less cost of revenue, for the second quarter of 2016 increased 11% to $110 million from $99 million one year ago and increased 22% year to date.  Increases were driven primarily by increased market volume in U.S. Equities and U.S. Options along with net capture increases in European Equities and U.S. Options. In addition, an increase in connectivity fee pricing in the U.S. Equities market bolstered net revenue. Organic net revenue†, defined as revenues less cost of revenues excluding revenues less cost of revenues of any acquisition for the quarter the business was acquired and the following year comparable quarter, increased 11% during the second quarter of 2016 and 18% year to date.

The table below summarizes consolidated financial results for the second quarter of 2016 and 2015.

	Three Months Ended
	June 30,	June 30,	Increase/	Percent
(in millions, except share and per share data)	2016	2015	(Decrease)	Change
Net Revenue[1]	$109.9	$99.0	$10.9	11%
Operating Income	58.1	48.6	9.5	20%
Net Income	17.9	20.4	(2.5)	-12%
Adjusted Earnings[2]	33.9	24.6	9.3	38%
Diluted Weighted Average Shares Outstanding	96.6	95.7	0.9	1%
Diluted Earnings Per Share	$0.19	$0.21	$(0.02)	-10%
Diluted Adjusted Earnings Per Share[3]	0.35	0.26	0.09	35%
Normalized EBITDA[4]	71.4	60.0	11.4	19%
Normalized EBITDA Margin[5]	65.0%	60.6%	4.4%

(1)	Represents total revenue less cost of revenue.
(2)

Represents net income adjusted for amortization, acquisition related costs, IPO costs, and loss on extinguishment of debt, net of tax. See the “Reconciliation of Non-GAAP Measures” section of this release for reconciliation to GAAP determined amount.

(3)	Represents Adjusted earnings divided by diluted weighted average shares outstanding.
(4)

“EBITDA” is defined as net income before interest, income taxes and depreciation and amortization. Normalized EBITDA is defined as EBITDA before acquisition related costs, IPO costs, and loss on extinguishment of debt. Other companies may calculate EBITDA differently than Bats. See the “Reconciliation of Non-GAAP Measures” section of this release for reconciliation to GAAP determined amount.

(5)	Represents Normalized EBITDA divided by net revenue.

Operating expenses were $52 million in the second quarter 2016 compared to $50 million in the second quarter 2015. The increase was primarily due to an increase in global employee headcount in 2016 and additional expenses related to Bats’ initial public offering. This increase was offset by synergies achieved from the Direct Edge acquisition completed in January of 2014.

The effective tax rate for the second quarter decreased to 40.7% compared with 43.6% during second quarter 2015.

Business Segment Results

Net Revenue Summary by Business Segment (in millions):

	Three Months Ended
	June 30,	June 30,	Increase/	Percent
Net Revenue	2016	2015	(Decrease)	Change
U.S. Equities	$72.2	$65.7	$6.5	10%
European Equities	18.0	16.8	1.2	7%
U.S. Options	10.7	5.8	4.9	84%
Global FX	9.0	10.7	(1.7)	-16%
Total	$109.9	$99.0	$10.9	11%

†Adjusted earnings, diluted adjusted earnings per share, organic net revenue, normalized EBITDA, and normalized EBITDA margin are non-GAAP financial measures. Please see the reconciliations of these non-GAAP financial measures at the end of this release.

Normalized EBITDA Summary by Business Segment (in millions):

	Three Months Ended
	June 30,	June 30,	Increase/	Percent
Normalized EBITDA[1]	2016	2015	(Decrease)	Change
U.S. Equities	$52.6	$41.7	$10.9	26%
European Equities	10.8	10.8	-	0%
U.S. Options	5.7	2.7	3.0	111%
Global FX	2.9	4.6	(1.7)	-37%
Corporate	(0.6)	0.2	(0.8)	-400%
Total	$71.4	$60.0	$11.4	19%

(1)

Normalized EBITDA is defined as EBITDA before acquisition related costs, IPO costs, and loss on extinguishment of debt. Other companies may calculate Normalized EBITDA differently than Bats. See the “Reconciliation of Non-GAAP Measures” section of this release for reconciliation to GAAP determined amount.

Volume and Market Share by Business Segment (in billions except percentages)

	Three Months Ended
	June 30,	June 30,	Increase/	Percent
	2016	2015	(Decrease)	Change
U.S. Equities
Market average daily volume	7.3	6.4	0.9	14%
Total matched market share	20.4%	20.8%	-0.4%

European Equities
Market average daily notional value	€46.6	€52.9	€(6.3)	-12%
Overall pan-European market share	22.9%	24.6%	-1.7%

U.S. Options
Market average daily volume	15.5	15.0	0.5	3%
Matched market share	11.6%	9.7%	1.9%

Global FX
Market average daily notional value	$25.9	$27.0	$(1.1)	-4%

Earnings Conference Call Information

Bats Global Markets will hold a conference call at 8:00 a.m. ET today to review its second quarter 2016 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.ir.bats.com. Participants may also listen via telephone by dialing 877-407-5795 if calling from the United States, or 201-689-8722 if dialing from outside the United States. For participants on the telephone, please dial into the call ten minutes prior to the start of the call. The call will be archived on the company’s website for replay.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “believes” and “expects.” Forward-looking statements are based on Bats’ current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our filings with the SEC, including our final prospectus filed pursuant to Rule 424(b) and our quarterly reports on Form 10-Q, under the caption “Risk Factors.”

About Bats Global Markets, Inc.

Bats Global Markets, Inc., is a leading global operator of exchanges and services for financial markets, dedicated to Making Markets Better. We are the second-largest stock exchange operator in the U.S., operate the largest stock exchange and trade reporting facility in Europe, and are the #1 market globally for ETF trading. We also operate two fast-growing U.S. options exchanges. In the global foreign exchange market, we operate Hotspot. ETF.com, a leading provider of ETF news, data and analysis, is a wholly-owned subsidiary. The company is headquartered in Kansas City with offices in New York, London, Chicago, San Francisco, Singapore and Quito, Ecuador.  Visit bats.com and @BatsGlobal for more information.

Bats Contacts:

Communications Randy Williams (New York) +1.212.378.8522 comms@bats.com	Communications Stacie Fleming (London) +44.207.012.8950 comms@bats.com	Communications Hannah Randall (New York) +1.646.856.8809 comms@bats.com	Investor Relations Mark Marriott +1.913.815.7132 ir@bats.com

Bats Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

(in millions, except per share data)

	Three Months Ended
	June 30,	June 30,
	2016	2015
Revenues:
Transaction fees	$332.1	$302.7
Regulatory transaction fees	72.6	61.7
Market data fees	36.5	33.7
Connectivity fees and other	24.7	20.1
Total revenues	465.9	418.2
Cost of revenues:
Liquidity payments	272.6	246.2
Section 31 fees	72.6	61.7
Routing and clearing	10.8	11.3
Total cost of revenues	356.0	319.2
Revenues less cost of revenues	109.9	99.0
Operating expenses:
Compensation and benefits	23.0	20.4
Depreciation and amortization	10.4	10.2
Systems and data communication	4.4	10.2
Occupancy	0.7	0.8
Professional and contract services	2.5	1.8
Regulatory costs	2.8	2.8
Changes in fair value of contingent consideration to a related party	0.8	—
General and administrative	7.2	4.2
Total operating expenses	51.8	50.4
Operating income	58.1	48.6
Non-operating (expenses) income:
Interest expense, net	(11.0)	(13.2)
Equity in earnings in EuroCCP	0.3	0.3
Loss on extinguishment of debt	(17.6)	—
Other income	0.4	0.5
Income before income tax provision	30.2	36.2
Income tax provision	12.3	15.8
Net income	$17.9	$20.4
Basic earnings per share	$0.19	$0.22
Diluted earnings per share	$0.19	$0.21

Basic weighted average shares outstanding	94.8	94.5
Diluted weighted average shares outstanding	96.6	95.7

Bats Global Markets, Inc. and Subsidiaries

Condensed Consolidated Statements of Financial Condition (unaudited)

(in millions, except per share data)

	As of
	June 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$61.3	$75.1
Restricted cash	1.8	—
Financial investments:
Trading investments, at fair value	0.5	0.5
Available-for-sale investments, at fair value	122.4	47.2
Accounts receivable, net	144.4	131.0
Income taxes receivable	9.4	16.0
Other receivables	4.5	5.4
Prepaid expenses	7.0	5.1
Total current assets	351.3	280.3
Property and equipment, net	27.4	29.6
Goodwill	732.3	741.3
Intangible assets, net	225.8	239.0
Deferred income taxes, net	6.1	0.6
Investment in EuroCCP	11.2	11.4
Other assets	5.1	4.8
Total assets	$1,359.2	$1,307.0
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$81.3	$72.9
Section 31 fees payable	150.9	93.0
Current portion of long-term debt	59.0	83.9
Current portion of contingent consideration liability to a related party	6.6	6.6
Total current liabilities	297.8	256.4
Long-term debt, less current portion	576.6	593.7
Contingent consideration liability to a related party, less current portion	53.9	58.8
Unrecognized tax benefits	9.0	8.0
Deferred income taxes	0.4	7.4
Other liabilities	2.6	2.8
Commitments and contingencies
Stockholders’ equity:
Common stock	1.0	1.0
Common stock in treasury	(6.8)	(6.5)
Additional paid-in capital	274.6	270.6
Retained earnings	173.0	125.0
Accumulated other comprehensive loss, net	(22.9)	(10.2)
Total stockholders’ equity	418.9	379.9
Total liabilities and stockholders’ equity	$1,359.2	$1,307.0

Bats Global Markets, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(in millions, except per share data)

EBITDA and Normalized EBITDA do not represent, and should not be considered as, alternatives to net income or cash flows from operations, each as determined in accordance with U.S. GAAP. We have presented EBITDA and Normalized EBITDA because we consider them important supplemental measures of our performance and believe that they are frequently used by analysts, investors and other interested parties in the evaluation of companies. In addition, we use Normalized EBITDA as a measure of operating performance for preparation of our forecasts, evaluating our leverage ratio for the debt to earnings covenant included in our outstanding credit facility and calculating employee and executive bonuses. Other companies may calculate EBITDA and Normalized EBITDA differently than we do. EBITDA and Normalized EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP.

The following is a reconciliation of net income to EBITDA and normalized EBITDA.

	Three Months Ended June 30,
	2016						2015
	U.S. Equities	European Equities	U.S. Options	Global FX	Corporate	Total	U.S. Equities	European Equities	U.S. Options	Global FX	Corporate	Total

Net income (loss)	$47.5	$7.4	$5.2	$(2.0)	$(40.2)	$17.9	$37.1	$8.7	$2.3	$1.0	$(28.7)	$20.4
Interest	—	—	—	—	11.0	11.0	—	—	—	—	13.2	13.2
Income tax provision	0.8	1.8	—	—	9.7	12.3	0.1	—	—	—	15.7	15.8
Depreciation and amortization	4.2	1.6	0.5	4.1	—	10.4	4.5	2.1	0.4	3.2	—	10.2
EBITDA	52.5	10.8	5.7	2.1	(19.5)	51.6	41.7	10.8	2.7	4.2	0.2	59.6
Acquisition-related costs	0.1	—	—	0.8	—	0.9	—	—	—	0.4	—	0.4
IPO costs	—	—	—	—	1.3	1.3	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	17.6	17.6	—	—	—	—	—	—
Normalized EBITDA	$52.6	$10.8	$5.7	$2.9	$(0.6)	$71.4	$41.7	$10.8	$2.7	$4.6	$0.2	$60.0

Adjusted earnings does not represent, and should not be considered as, an alternative to net income, as determined in accordance with U.S. GAAP. We have presented Adjusted earnings because we consider it an important supplemental measure of our performance and we use it as the basis for monitoring our own core operating financial performance across periods relative to other operators of electronic exchanges. We also believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. We believe that investors may find this non-GAAP measure useful in evaluating our performance compared to that of peer companies in our industry. Other companies may calculate Adjusted earnings differently than we do. Adjusted earnings has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following is a reconciliation of net income to Adjusted earnings.

	Three Months Ended June 30,
	2016	2015

Net income	$17.9	$20.4
Amortization	6.8	7.1
Acquisition-related costs	0.9	0.4
IPO costs	1.3	—
Loss on extinguishment of debt	17.6	—
Tax effects of adjustments	(10.6)	(3.3)
Adjusted earnings	$33.9	$24.6

Diluted Weighted Average Shares Outstanding	96.6	95.7
Diluted Adjusted Earnings Per Share	$0.35	$0.26

Organic net revenue does not represent, and should not be considered as, an alternative to revenues less cost of revenues, or net revenue, as determined in accordance with U.S. GAAP. We have presented organic net revenue because we consider it an important supplemental measure of our performance and we use it as the basis for monitoring our own core operating financial performance across periods relative to other operators of electronic exchanges. We also believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. We believe that investors may find this non-GAAP measure useful in evaluating our performance compared to that of peer companies in our industry. Other companies may calculate organic net revenue differently than we do. Organic net revenue has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following is a reconciliation of revenues less cost of revenues to organic net revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues less cost of revenues	$109.9	$99.0	$221.7	$181.8
Recent acquisitions:
Global FX revenues less cost of revenues (for the three months ended March 31, 2016 and 2015)	—	—	(10.4)	(2.4)
Organic net revenue	$109.9	$99.0	$211.3	$179.4